Exhibit 99.1

MURPHY OIL ANNOUNCES EARNINGS

EL DORADO, Arkansas, April 27, 2005 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the first quarter of 2005 was $113.2 million ($1.20 per diluted share) compared to net income of $98.2 million ($1.05 per diluted share) in the first quarter of 2004. Net income in the prior year’s first quarter included income from discontinued operations of $17.5 million ($.19 per share) related to results of certain conventional oil and gas properties in Western Canada that were sold in the second quarter of last year. First quarter income from continuing operations was $113.2 million ($1.20 per share) in 2005 and $80.7 million ($.86 per share) in 2004. The improvement in 2005 results was mostly attributable to higher exploration and production earnings and lower net corporate costs.

Murphy’s income from continuing exploration and production operations was $124.9 million in the first quarter of 2005 compared to $101.2 million in the same quarter of 2004. Higher realized sales prices for crude oil and natural gas and higher crude oil sales volumes were the primary reasons for improved earnings. Partially offsetting the improvements in prices and volumes were higher exploration expenses, which increased from $49.1 million in the 2004 period to $70.3 million in 2005. The increase in exploration expense in 2005 was primarily caused by two dry holes in the Republic of Congo following a discovery at the Azurite Marine #1 well in January 2005. In the United States, higher exploration costs for 3-D seismic and leasehold amortization was mostly offset by lower deepwater Gulf of Mexico dry holes costs. The first quarter of 2004 included a $15.4 million after-tax gain on disposal of the Simsboro and Sligo onshore natural gas properties in the United States. The Company’s worldwide crude oil and condensate sales prices averaged $39.90 per barrel for the current quarter compared to $30.95 per barrel in the first quarter of 2004. Total crude oil and gas liquids production from continuing operations was 108,738 barrels per day in the first quarter of 2005 compared to 95,128 barrels per day in the 2004 quarter. The 14% increase in crude oil volumes in the 2005 period was mostly attributable to higher production from the Medusa and Front Runner fields in the deepwater Gulf of Mexico. The Company recommenced sales of its current oil production from Block 16 in Ecuador in the first quarter 2005, but has thus far achieved no settlement with the other owners related to the Company’s entitlement of approximately 1.5 million barrels withheld by the operator in 2004 during a dispute over Murphy’s new transportation and marketing arrangement. North American natural gas sales prices averaged $6.71 per thousand cubic feet (MCF) in the most recent quarter compared to $5.88 per MCF in the same quarter of 2004. Natural gas sales volumes from continuing operations of 112 million cubic feet per day in the first quarter of 2005 were down from 124 million cubic feet per day in the 2004 period, primarily due to Viosca Knoll Block 783 production in the Gulf of Mexico being offline much of the just completed quarter following damages incurred in 2004 from Hurricane Ivan.

Murphy’s refining and marketing operations incurred a loss of $5.5 million in the 2005 quarter compared to a loss of $6.4 million in the 2004 quarter. The Company’s North American operations lost $8.3 million in the first quarter of 2005 and $10.5 million in the 2004 period. The smaller loss was primarily due to better performance and margins at the Meraux refinery. However, margins for the Company’s U.S. retail gasoline system were lower and were hurt by rising wholesale gasoline prices during much of the current period. Refining and marketing operations in the U.K. earned $2.8 million in the first quarter of 2005, down from a $4.1 million profit in the same quarter of 2004, with the weaker results based on operating margins that also were squeezed by higher crude prices during the 2005 period.

Corporate functions reflected a loss of $6.2 million in the 2005 quarter compared to a loss of $14.1 million in the first quarter 2004. The 2005 period included higher interest income related to a settlement of U.S. tax matters, higher gains on foreign exchange, and lower net interest expense due to a combination of less outstanding debt and higher interest capitalized on development projects. These favorable variances were partially offset by more administrative costs, primarily for stock-based compensation associated with a higher Company-share price in the 2005 period.

Claiborne P. Deming, President and Chief Executive Officer, commented, “The Company’s financial results continue to benefit from strong oil and gas prices that have carried over into the second quarter. Our exploration drilling program in Malaysia in the second quarter includes wildcats in Block SK 311 in shallow water and Block K in deepwater. Drilling in the Republic of Congo will recommence in the third quarter when the rig again becomes available. Production and sales volumes are expected to average about 126,000 barrels of oil equivalent per day in the second quarter. Thus far in April, we have realized much stronger U.S. downstream margins, so we are optimistic that this will lead to better overall results in our downstream business for the full second quarter. We currently expect earnings in the second quarter to be between $1.80 and $2.00 per share. Results could vary based on commodity prices, drilling results, timing of oil sales, and refining and marketing margins.”

The public is invited to access the Company’s conference call to discuss first quarter 2005 results on Thursday, April 28, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy’s website at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-800-218-4007. The telephone reservation number for the call is 11028320. Replays of the call will be available through the same address on the Murphy website, and a recording of the call will be available through May 2 at 1-800-405-2236.

Summary financial data and operating statistics for the first quarter 2005 with comparisons to 2004 are contained in the attached tables.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Revenues	Income	Revenues	Income
Exploration and production
United States	$182.7	61.9	131.3	36.5
Canada	155.6	55.4	142.5	53.6
United Kingdom	40.3	17.0	38.4	13.8
Ecuador	20.3	5.2	16.4	2.9
Malaysia	62.1	9.7	25.6	(4.0)
Other	.9	(24.3)	1.0	(1.6)

	461.9	124.9	355.2	101.2

Refining and marketing
North America	1,758.4	(8.3)	1,187.8	(10.5)
United Kingdom	195.0	2.8	132.8	4.1

	1,953.4	(5.5)	1,320.6	(6.4)

	2,415.3	119.4	1,675.8	94.8
Intersegment transfers elimination	(11.0)	—	(18.4)	—

	2,404.3	119.4	1,657.4	94.8
Corporate	10.6	(6.2)	2.3	(14.1)

Revenues/income from continuing operations	2,414.9	113.2	1,659.7	80.7
Discontinued operations, net of taxes	—	—	—	17.5

Total revenues/net income	$2,414.9	113.2	1,659.7	98.2

MURPHY OIL CORPORATION

CONTINUING OIL AND GAS OPERATING RESULTS (Unaudited)

(Millions of dollars)	United States	Canada	United Kingdom	Ecuador	Malaysia	Other	Synthetic Oil – Canada	Total
Three Months Ended March 31, 2005
Oil and gas sales and other operating revenues	$182.7	118.8	40.3	20.3	62.1	.9	36.8	461.9
Production expenses	24.0	13.9	3.7	5.7	6.8	—	20.6	74.7
Depreciation, depletion and amortization	26.3	31.8	5.9	4.5	12.3	—	2.9	83.7
Accretion of asset retirement obligations	1.1	.8	.4	—	.1	.1	.1	2.6
Exploration expenses
Dry holes	15.6	—	—	—	15.0	20.7	—	51.3
Geological and geophysical	8.1	.3	—	—	1.6	—	—	10.0
Other	.7	.1	.1	—	—	1.1	—	2.0

	24.4	.4	.1	—	16.6	21.8	—	63.3
Undeveloped lease amortization	5.8	.8	—	—	—	.4	—	7.0

Total exploration expenses	30.2	1.2	.1	—	16.6	22.2	—	70.3

Selling and general expenses	4.2	2.3	.9	.1	2.1	2.6	.2	12.4
Income tax expenses	35.0	22.2	12.3	4.8	14.5	.3	4.2	93.3

Results of operations (excluding corporate overhead and interest)	$61.9	46.6	17.0	5.2	9.7	(24.3)	8.8	124.9

Three Months Ended March 31, 2004
Oil and gas sales and other operating revenues	$131.3	103.1	38.4	16.4	25.6	1.0	39.4	355.2
Production expenses	17.9	9.2	6.4	7.9	2.7	—	19.7	63.8
Depreciation, depletion and amortization	16.9	25.9	7.3	2.9	5.3	—	2.7	61.0
Accretion of asset retirement obligations	.9	.7	.7	—	.1	.1	.1	2.6
Exploration expenses
Dry holes	28.6	—	—	—	13.4	.1	—	42.1
Geological and geophysical	1.3	.7	—	—	.1	.2	—	2.3
Other	.4	.2	.1	—	—	.1	—	.8

	30.3	.9	.1	—	13.5	.4	—	45.2
Undeveloped lease amortization	3.3	.6	—	—	—	—	—	3.9

Total exploration expenses	33.6	1.5	.1	—	13.5	.4	—	49.1

Selling and general expenses	5.8	2.4	.8	.1	1.3	2.2	.2	12.8
Income tax expenses (benefits)	19.7	20.9	9.3	2.6	6.7	(.1)	5.6	64.7

Results of operations (excluding corporate overhead and interest)	$36.5	42.5	13.8	2.9	(4.0)	(1.6)	11.1	101.2

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2005	2004*
Revenues	$2,414,872	1,659,694

Costs and expenses
Crude oil and product purchases	1,789,544	1,178,887
Operating expenses	203,643	168,410
Exploration expenses	70,295	49,149
Selling and general expenses	36,305	30,681
Depreciation, depletion and amortization	104,754	80,196
Accretion of asset retirement obligations	2,639	2,507
Interest expense	12,036	14,288
Interest capitalized	(7,567)	(4,252)

	2,211,649	1,519,866

Income from continuing operations before income taxes	203,223	139,828
Income tax expense	90,070	59,132

Income from continuing operations	113,153	80,696
Income from discontinued operations, net of tax	—	17,543

Net income	$113,153	98,239

Per Common share – Basic
Continuing operations	$1.23	.88
Discontinued operations	—	.19

Net income	$1.23	1.07

Per Common share – Diluted
Continuing operations	$1.20	.86
Discontinued operations	—	.19

Net income	$1.20	1.05

Cash dividends per Common share	$.225	.20

Average Common shares outstanding (thousands)
Basic	92,124	91,926
Diluted	93,903	93,173

* Reclassified to conform to 2005 presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2005	2004
Operating Activities
Income from continuing operations	$113,153	80,696
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation, depletion and amortization	104,754	80,196
Provisions for major repairs	7,164	7,612
Expenditures for major repairs and asset retirement obligations	(10,095)	(6,358)
Dry holes	51,282	42,104
Amortization of undeveloped leases	6,982	3,907
Accretion of asset retirement obligations	2,639	2,507
Deferred and noncurrent income tax charges	119	8,787
Pretax gains from disposition of assets	(311)	(29,207)
Net (increase) decrease in operating working capital other than cash and cash equivalents	(57,296)	75,243
Other	(11,769)	205

Net cash provided by continuing operations	206,622	265,692
Net cash provided by discontinued operations	—	40,183

Net cash provided by operating activities	206,622	305,875

Investing Activities
Property additions and dry holes	(259,328)	(195,516)
Proceeds from sale of assets	583	37,140
Proceeds from maturities of marketable securities	17,892	—
Other – net	(276)	(893)
Investing activities of discontinued operations	—	(15,837)

Net cash required by investing activities	(241,129)	(175,106)

Financing Activities
Decrease in notes payable	(9,640)	(60,534)
Decrease in nonrecourse debt of a subsidiary	—	(7,879)
Proceeds from exercise of stock options and employee stock purchase plans	337	926
Cash dividends paid	(20,748)	(18,394)

Net cash used in financing activities	(30,051)	(85,881)

Effect of exchange rate changes on cash and cash equivalents	(7,103)	73

Net (decrease) increase in cash and cash equivalents	(71,661)	44,961
Cash and cash equivalents at January 1	535,525	252,425

Cash and cash equivalents at March 31	$463,864	297,386

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2004)

(Millions of dollars)

	March 31, 2005	Dec. 31, 2004
Total assets	$5,488,740	5,458,243
Total current assets	1,568,835	1,629,363
Total current liabilities	1,167,051	1,204,991
Long-term debt
Notes payable	597,776	597,735
Nonrecourse debt	15,485	15,620
Stockholders’ equity	2,728,557	2,649,156

	Three Months Ended March 31,
	2005	2004
Capital expenditures
Exploration and production
United States	$60.1	59.4
Canada	54.4	54.5
Malaysia	81.8	45.3
Other international	39.7	5.1

	236.0	164.3

Refining and marketing
North America	32.6	32.3
International	1.5	1.8

	34.1	34.1

Corporate	1.3	.3

Total capital expenditures	271.4	198.7

Charged to exploration expenses*
United States	24.4	30.3
Canada	.4	.9
Malaysia	16.6	13.5
Other international	21.9	.5

Total charged to exploration expenses	63.3	45.2

Total capitalized	$208.1	153.5

*Excludes amortization of undeveloped leases of $7.0 million in 2005 and $3.9 million in 2004.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended March 31,
	2005	2004
Net crude oil, condensate and gas liquids produced – barrels per day	108,738	102,426
Continuing operations	108,738	95,128
Crude oil and condensate
United States	32,596	18,608
Canada – light	182	228
– heavy	10,953	4,381
– offshore	25,003	28,879
– synthetic	7,795	12,527
United Kingdom	8,659	11,570
Ecuador	7,644	7,805
Malaysia	15,181	10,420
Natural gas liquids
United States	220	97
Canada	462	503
United Kingdom	43	110
Discontinued operations	—	7,298

Net crude oil, condensate and gas liquids sold – barrels per day	108,894	101,478
Continuing operations	108,894	94,180
Crude oil and condensate
United States	32,596	18,608
Canada – light	182	228
– heavy	10,953	4,381
– offshore	24,145	30,486
– synthetic	7,795	12,527
United Kingdom	8,225	11,573
Ecuador	8,441	7,625
Malaysia	15,875	8,045
Natural gas liquids
United States	220	97
Canada	462	503
United Kingdom	—	107
Discontinued operations	—	7,298

Net natural gas sold – thousands of cubic feet per day	112,502	212,555
Continuing operations	112,502	124,160
United States	90,798	98,515
Canada	11,851	14,564
United Kingdom	9,853	11,081
Discontinued operations	—	88,395
Total net hydrocarbons produced – equivalent barrels per day[1,2]	127,488	115,821
Total net hydrocarbons sold – equivalent barrels per day[1,2]	127,644	114,873

1Natural gas converted on an energy equivalent basis of 6:1.

2Continuing operations only.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended March 31,
	2005	2004
Weighted average sales prices
Crude oil and condensate – dollars per barrel (1)
United States	$42.35	31.77
Canada (2) – light	46.92	33.59
– heavy	14.68	16.63
– offshore	43.61	31.54
– synthetic	52.48	34.56
United Kingdom	47.72	31.61
Ecuador	26.77	23.68
Malaysia	43.31	34.82
Natural gas liquids – dollars per barrel (1)
United States	$31.92	27.36
Canada (2)	36.55	28.43
United Kingdom	—	25.86
Natural gas – dollars per thousand cubic feet
United States (1)	$6.79	5.97
Canada (2)	6.10	5.29
United Kingdom (2)	5.48	4.72

Refinery inputs – barrels per day	182,304	170,888
North America	143,742	135,035
United Kingdom	38,562	35,853

Petroleum products sold – barrels per day	357,044	301,718
North America	318,410	266,630
Gasoline	210,838	183,480
Kerosine	10,874	8,307
Diesel and home heating oils	68,630	58,522
Residuals	23,194	13,076
Asphalt, LPG and other	4,874	3,245
United Kingdom	38,634	35,088
Gasoline	10,436	12,472
Kerosine	2,833	3,294
Diesel and home heating oils	17,509	12,944
Residuals	4,332	4,142
LPG and other	3,524	2,236

(1) Includes intracompany transfers at market prices.

(2) U.S. dollar equivalent.